     Filed pursuant to Rule 433
Registration No. 333-121401

FINAL TERM SHEET

Dated February 17, 2006

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,000,000,000 5.16% Notes due 2009

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	U.S.$1,000,000,000

Denomination:	U.S.$1,000

Settlement date:	February 27, 2006

Maturity date:	February 27, 2009

Interest:	5.16% per annum, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest payment dates:	Every February 27 and August 27 of each year, commencing August 27, 2006

Issuer Optional Redemption Date:	February 27, 2007

Redemption price:	100%

Issue price:	100%

Fees:	0.15%

Net proceeds:	U.S.$998,850,000

CUSIP:	515 110 AS 3

Common Code:	024550214

ISIN Number:	US515110AS36

Joint Lead Managers:	Bear, Stearns International Limited and
Merrill Lynch & Co.

Listing:	SWX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free +1-800-248-3580.

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